Exhibit 21.1

SUBSIDIARIES

Listed below are the principal subsidiaries and equity investments of Kaiser Aluminum Corporation, the jurisdiction of their incorporation or organization, and the names under which such subsidiaries do business. The Company's ownership is indicated for its equity investment. Certain subsidiaries are omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name	Place of Incorporation or Organization
Kaiser Aluminum Investments Company	Delaware
Kaiser Aluminum Fabricated Products, LLC	Delaware
DCO Management, LLC (formerly known as Kaiser Aluminum & Chemical Corporation, LLC)	Delaware
Anglesey Aluminium Limited (49%)	United Kingdom

Principal Domestic Operations and Administrative Offices:
	Alabama	Tennessee
	Florence	Jackson
	Fabricated Products	Fabricated Products

	Arizona	Texas
	Chandler (Extrusion)	Sherman
	Fabricated Products	Fabricated Products

	Arizona	Virginia
	Chandler (Tube)	Richmond (Bellwood)
	Fabricated Products	Fabricated Products

	California	Washington
	Foothill Ranch	Richland
	Corporate Headquarters	Fabricated Products

	California	Washington
	Los Angeles (City of Commerce)	Spokane
	Fabricated Products	Fabricated Products

Ohio
Newark
Fabricated Products

Principal Worldwide Operations:
	Canada	France
	Kaiser Aluminum Canada Limited	Kaiser Aluminum France, SAS
	Fabricated Products	Development and Sales

	China	Wales, United Kingdom
	Kaiser Aluminum Beijing Trading Company	Anglesey Aluminium Ltd.
	Development and Sales	(49)% Remelt and
Casting of Secondary
Aluminum Products